Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Jim Mackaness
Chief Financial Officer
650 940-4700

May 6, 2010

Mountain View, California

IRIDEX Reports First Quarter 2010 Financial Results

First quarter GAAP Earnings per Share increases 150%

Paid off Bank Debt

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended April 3, 2010.

For the first quarter of 2010, the Company recorded a net profit of $0.5 million or $0.05 per diluted share compared to $0.2 million or $0.02 per diluted share for the first quarter of 2009 an increase of 150%. Revenues increased to $10.8 million from $10.7 million.

The results for the first quarter of 2010 include acquisition related costs of $0.1 million resulting from the recent acquisition of substantially all of the assets of RetinaLabs, Inc., which were reported as a component of general and administrative expense. These costs equate to approximately $(0.01) per diluted share for the quarter.

“I am very pleased with our first quarter results. We have generated strong earnings in a typically seasonally weaker quarter, we have paid off our obligation to the bank and have no debt outstanding, and subsequent to the quarter end we closed the acquisition of RetinaLabs” stated Mr. Theodore A. Boutacoff, President and CEO. “We continue to see the benefits of creating a very efficient and scalable business.”

“We have recorded our fifth consecutive quarter of profitability. Our gross margins improved to 48.6% and during the quarter we saw a strong order rate for ophthalmology equipment and signs of a recovery in demand for our ophthalmology consumable products.”

“Looking forward, we are excited about the increased opportunity the RetinaLabs products bring to the Company. The majority of their products are consumables with strong gross margins which will be sold through our existing sales channels, and we expect that sales of these products will add to our profitability. The RetinaLabs acquisition represents a step in the execution of our stated growth strategy, which is a combination of organic initiatives and accretive acquisitions.”

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, May 6, 2010 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (888) 549-7880 (U.S.) or (480) 629-9867 (International) and

quoting Conference ID 4291498, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, May 6, 2010 through Thursday, May 13, 2010 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4291498. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s scalable business model, growth strategy, products and prospects. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 3, 2010	April 4, 2009
Revenues	$10,758	$10,736
Cost of revenues	5,533	5,688

Gross profit	5,225	5,048

Operating expenses:
Research and development	1,027	841
Sales and marketing	2,338	2,351
General and administrative	1,257	1,493

Total operating expenses	4,622	4,685

Income from operations	603	363
Interest and other expense, net	(62)	(139)

Income before income taxes	541	224
Provision for income taxes	56	—

Net income	$485	$224

Net income per share—basic	$0.05	$0.03

Net income per share—diluted	$0.05	$0.02

Shares used in computing net income per share—basic	8,850	8,825

Shares used in computing net income per share—diluted	9,991	9,825

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	April 3, 2010	January 2, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,365	$9,378
Accounts receivable, net	7,651	7,482
Inventories, net	9,034	8,999
Prepaids and other current assets	546	470

Total current assets	23,596	26,329
Property and equipment, net	433	486
Other intangible assets, net	1,098	1,153
Other long term assets	301	323

Total assets	$25,428	$28,291

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,226	$1,872
Bank line of credit	0	3,520
Accrued compensation	1,930	2,171
Accrued expenses	1,973	1,983
Accrued warranty	1,047	1,165
Deferred revenue	2,421	2,405

Total current liabilities	9,597	13,116
Long Term Liabilties:
Deferred rent	182	149

Total liabilities	9,779	13,265
Stockholders' Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	39,962	39,820
Accumulated other comprehensive loss	(216)	(212)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(23,761)	(24,246)

Total stockholders' equity	15,649	15,026

Total liabilities and stockholders' equity	$25,428	$28,291